Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Contact: Kathryn Grissom (317) 273-9284 or kathryn.grissom@elancoah.com
Media Contact: Colleen Parr Dekker (317) 989-7011 or colleen.dekker@elancoah.com

Elanco Animal Health Reports Third Quarter 2024 Results
•Third Quarter 2024 Financial Results
◦Revenue of $1,030 million, organic constant currency growth of 1%
◦Reported Net Income of $364 million, Adjusted Net Income of $66 million
◦Adjusted EBITDA of $163 million, or 15.8% of Revenue
◦Reported EPS of $0.73, Adjusted EPS of $0.13
◦Net leverage ratio of 4.3x Adjusted EBITDA
◦Pre-tax gain of $640 million from July 2024 divestiture of the aqua business
•Tightening full year 2024 financial guidance to reflect current assumptions:
◦Revenue of $4,420 to $4,450 million, with organic constant currency growth of 3%
◦Reported Net Income of $286 to $317 million; Reported EPS of $0.58 to $0.64
◦Adjusted EBITDA of $900 to $930 million; Adjusted EPS of $0.89 to $0.95
•Received U.S. FDA approval for Zenrelia™ and Credelio Quattro™, bringing innovation to the largest pet health markets
•In 2025, innovation ramp expected to accelerate organic constant currency revenue growth to mid-single digits, with adjusted EBITDA growth, excluding the aqua divestiture, expected in the low single digits, with underlying mid-single growth offset by expected headwinds from U.K. CMO

GREENFIELD, Ind (November 7, 2024) - Elanco Animal Health Incorporated (NYSE: ELAN) today reported financial results for the third quarter of 2024, provided guidance for the fourth quarter of 2024, and tightened guidance for the full year 2024.

"Elanco’s expanding portfolio supported our fifth consecutive quarter of underlying organic constant currency revenue growth in the third quarter, and we continue to expect 3% organic constant currency growth for the full year. It’s exciting to see our Innovation, Portfolio and Productivity strategy come to life with new products driving growth, led by Experior®, Adtab™ and Zenrelia, and we expect this growth to accelerate to mid-single digits in 2025,” said Jeff Simmons, President and CEO of Elanco. “Our late-stage pipeline has largely moved into commercialization mode with the U.S. FDA approval and launch of Zenrelia, which is off to a great start in the U.S. and Brazil. Additionally, we received U.S. FDA approval for Credelio Quattro, positioning Elanco to bring positively differentiated products to the two largest pet health markets that will contribute to an expected return to growth for U.S. pet health in 2025. Finally, we continue to drive improved cash flow and deleveraging, finishing the third quarter with net leverage at 4.3x, down 1.3x compared to June 30th aided by the proceeds from the aqua divestiture and debt paydown from operations, with continued deleveraging expected in 2025."

Select Business Highlights Since the Last Earnings Call

•Received U.S. FDA approval for Zenrelia, a JAK inhibitor targeting control of pruritus and atopic dermatitis in dogs, with product launch in both the U.S. and Brazil in late September 2024. Additionally, the company has received approval for Zenrelia in Canada and Japan.

•Received U.S. FDA approval for Credelio Quattro, the first and only parasiticide for dogs to protect against fleas, ticks, heartworms, roundworms, hookworms and three different species of tapeworm, with product launch expected in the first quarter of 2025.
•Feeding of Bovaer®, a first-in-class methane reducing feed ingredient for dairy cattle, began and multiple consumer packaged goods companies signed agreements to buy inset carbon credits.
•Experior, an innovative feed ingredient for the reduction of ammonia gas emissions in cattle, received multiple combination clearance approvals from the U.S. FDA in October with Rumensin®, Tylan® and MGA®, allowing for broader expansion into heifers, which represent nearly 40% of the U.S. fed cattle population.
•Announced $130 million expansion of biologics manufacturing facility in Elwood, Kansas to enable further growth of the company's monoclonal antibody platform.

Financial Results

Third Quarter Results (dollars in millions, except per share amounts)	2024	2023	Change (%)	Organic CC Growth[1] (%)

Pet Health	$486	$495	(2)%	(2)%
Farm Animal	$530	$561	(6)%	3%
Cattle	$253	$242	5%	6%
Poultry	$188	$184	2%	3%
Swine	$88	$93	(5)%	(5)%
Aqua	$1	$42	(98)%
Contract Manufacturing	$14	$12	17%	18%
Total Revenue	$1,030	$1,068	(4)%	1%
Reported Net Income (Loss)	$364	$(1,096)	133%
Adjusted EBITDA	$163	$214	(24)%
Reported EPS	$0.73	$(2.22)	133%
Adjusted EPS	$0.13	$0.18	(28)%
1Organic CC Growth = Representing revenue growth excluding revenue from the aqua business, which we divested July 9, 2024, and the impact of foreign exchange rates.
Numbers may not add due to rounding.
In the third quarter of 2024, revenue was $1,030 million, a decrease of 4% on a reported basis, or an increase of 1% when excluding the unfavorable impacts from the aqua divestiture and foreign exchange rates compared to the third quarter of 2023.

Pet Health revenue was $486 million, a decrease of 2% on a reported and constant currency basis, including a 2% increase from price, compared to the third quarter of 2023. The year over year volume decline in the third quarter was primarily driven by competitive pressure on certain products in the U.S. veterinary channel, competitive pressure in Australia and supply volatility for vaccines in the U.S., partially offset by increased sales of new products and improved demand for retail parasiticide products in the U.S. and Europe, primarily Seresto®.

The Advantage® Family of products, contributed $114 million in the third quarter of 2024, an increase of 6% excluding the impact from foreign exchange rates. Seresto revenue was $50 million, an increase of 22% excluding the impact from foreign exchange rates.

Farm Animal revenue was $530 million, a decrease of 6% on a reported basis, or an increase of 3% when excluding the unfavorable impacts from the aqua divestiture and foreign exchange rates, driven by a 3% increase from price, compared to the third quarter of 2023. Third quarter volumes were flat primarily driven by strength in U.S. cattle, led by Experior and Rumensin, and poultry sales in the U.S. and Europe, offset by lower demand for sheep products in Australia and planned volume declines from the strategic decision to change go-to-market models in certain countries, as well as the European recall of Kexxtone™.

Gross profit was $538 million, or 52.2% of revenue in the third quarter of 2024 with a 220-basis point decline in gross profit as a percent of revenue compared to the third quarter of 2023. The decline was primarily driven by higher inflation, unfavorable manufacturing performance, and product mix associated with the divested aqua business, partially offset by increased pricing. The year-over-year change in gross margin from reduced throughput at certain manufacturing sites was largely neutral.

Total operating expenses were $410 million for the third quarter of 2024. Marketing, selling and administrative expenses increased 3% to $323 million, primarily driven by higher employee related expenses and increased expenses supporting the U.S. pet health business, partially offset by savings related to the company's first quarter 2024 restructuring. Research and development expenses increased 1% to $87 million.

Asset impairment, restructuring and other special charges were $17 million in the third quarter of 2024 compared to $16 million in the third quarter of 2023. Charges recorded in the third quarter of 2024 primarily related to the impairment of a U.K. contract manufacturing organization (CMO) contract asset as a result of its court-supervised insolvency and exit costs related to the strategic change in operating models in certain countries.

During the third quarter of 2024, the company recorded a pre-tax gain on the divestiture of the aqua business of $640 million, resulting in an impact of $0.94 per share, net of tax on a reported basis.

Reported net interest expense was $58 million in the third quarter of 2024, a decrease of $14 million compared to the third quarter of 2023. Adjusted net interest expense was $46 million in the third quarter of 2024, a decrease of $26 million compared to the third quarter of 2023. The decrease was driven by lower debt enabled by the aqua divestiture.

The reported effective tax rate was 34.8% in the third quarter of 2024, primarily driven by the tax expense associated with the aqua divestiture, compared to 0.2% in the third quarter of 2023. The adjusted effective tax rate increased to 18.7% in the third quarter of 2024 compared to 16.0% in the third quarter of 2023.

Net income for the third quarter of 2024 was $364 million and $0.73 per diluted share on a reported basis, primarily driven by the gain on the divestiture of the aqua business, compared with a net loss of $1,096 million and $2.22 per diluted share for the same period in 2023, which included a $1,042 million goodwill impairment charge. On an adjusted basis, net income for the third quarter of 2024 was $66 million, or $0.13 per diluted share, a 28% decrease compared with the same period in 2023. Adjusted EBITDA was $163 million in the third quarter of 2024, a 24% decrease compared to the third quarter of 2023. Adjusted EBITDA as a percent of revenue was 15.8% compared with 20.0% for the third quarter of 2023.

Working Capital and Balance Sheet
Cash provided by operations was $162 million in the third quarter of 2024 compared to $198 million in the third quarter of 2023. The $36 million decrease in cash from operations year over year reflects lower adjusted EBITDA and decreased cash from interest rate swap settlements, partially offset by improved working capital.

As of September 30, 2024, Elanco’s net leverage ratio was 4.3x adjusted EBITDA, a reduction of 1.3x compared to June 30, 2024. The company expects to end the year with a net leverage ratio in the mid-4x range.

Financial Guidance
Elanco is tightening financial guidance for the full year 2024, summarized in the following table.

2024 Full Year (dollars in millions, except per share amounts)	August Guidance			November Guidance

Revenue	$4,410	to	$4,460	$4,420	to	$4,450
Reported Net Income	$314	to	$352	$286	to	$317
Adjusted EBITDA	$900	to	$940	$900	to	$930
Reported Earnings per Share	$0.63	to	$0.71	$0.58	to	$0.64
Adjusted Earnings per Share	$0.88	to	$0.96	$0.89	to	$0.95
The tightened 2024 revenue guidance continues to reflect 3% organic constant currency growth inclusive of higher innovation sales contribution, now expected between $420 million to $450 million for the full year, offset by lowered expectations for U.S. Pet Health parasiticides. The impact of foreign exchange rates on revenue is now expected to be a headwind of approximately $25 million. The company is updating its adjusted EBITDA guidance range to reflect expected gross margin headwinds from product mix and manufacturing performance. Offsetting the items impacting adjusted EBITDA, improved expectations for interest expense and tax are reflected in the updated adjusted EPS guidance, with no change to the midpoint of the range.

To support framing of future expectations, the company estimates that in the first half of 2024 revenue of $80 million and adjusted EBITDA of approximately $40 million was directly attributable to the aqua business.

Additionally, the company is providing guidance for the fourth quarter of 2024, as summarized in the following table:

2024 Fourth Quarter (dollars in millions, except per share amounts)	Guidance

Revenue	$1,000	to	$1,030
Reported Net Loss	$(59)	to	$(32)
Adjusted EBITDA	$167	to	$197
Reported Loss per Share	$(0.12)	to	$(0.06)
Adjusted Earnings per Share	$0.13	to	$0.18
For the fourth quarter of 2024, the company anticipates revenue between $1.00 billion and $1.03 billion, with a headwind of approximately $5 million from the unfavorable impact of foreign exchange rates compared to the prior year. The company expects organic constant currency revenue growth of 1% to 4%.

"We are encouraged by the acceleration of constant currency sales growth from 1% in 2023 to the expected 3% organic constant currency growth in 2024. We see this accelerating further to mid-single digits in 2025 with increased sales from new products and a stabilizing base driving expected growth in both pet health and farm animal,” said Todd Young, CFO of Elanco. “We expect the underlying business to drive mid-single digit organic adjusted EBITDA growth in 2025 off of $875 million, reflecting our 2024 guidance midpoint of $915 million less our estimate of approximately $40 million of aqua adjusted EBITDA from 2024, inclusive of strategic investments in our key blockbuster potential launches. Ultimately, we expect adjusted EBITDA growth in the low single digits driven by an anticipated $25 million to $35 million year over year headwind from the court-supervised insolvency of a key U.K-based contract manufacturing partner. We continue to expect innovation sales of $600 million to $700 million and our net leverage to be in the high 3x to low 4x range by the end of 2025.”

The 2024 financial guidance and 2025 outlook reflects foreign currency exchange rates as of late October. Further details on guidance, including GAAP reported to non-GAAP adjusted reconciliations, are included in the financial tables of this press release and will be discussed on the company's conference call this morning. The company expects to provide detailed 2025 financial guidance during its fourth quarter 2024 earnings call at the end of February 2025.

WEBCAST & CONFERENCE CALL DETAILS
Elanco will host a webcast and conference call at 8:00 a.m. Eastern time today, during which company executives will review third quarter financial and operational results, discuss fourth quarter and full year 2024 financial guidance, and respond to questions from analysts. Investors, analysts, members of the media and the public may access the live webcast and accompanying slides by visiting the Elanco website at https://investor.elanco.com and selecting Events and Presentations. A replay of the webcast will be archived and made available a few hours after the event on the company's website, at https://investor.elanco.com/events-and-presentations/default.aspx#module-event-upcoming.
ABOUT ELANCO
Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching Life and our Elanco Healthy Purpose™ – all to advance the health of animals, people, the planet and our enterprise. Learn more at www.elanco.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements concerning product launches and revenue from such products, our 2024 full year and fourth quarter guidance and long-term expectations, our expectations regarding debt levels, and expectations regarding our industry and our operations, performance and financial condition, and including, in particular, statements relating to our business, growth strategies, distribution strategies, product development efforts and future expenses.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important risk factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including but not limited to the following:
•operating in a highly competitive industry;
•the success of our research and development (R&D) and licensing efforts;
•the impact of disruptive innovations and advances in veterinary medical practices, animal health technologies and alternatives to animal-derived protein;
•competition from generic products that may be viewed as more cost-effective;
•changes in regulatory restrictions on the use of antibiotics in farm animals;
•an outbreak of infectious disease carried by farm animals;
•risks related to the evaluation of animals;
•consolidation of our customers and distributors;
•the impact of increased or decreased sales into our distribution channels resulting in fluctuations in our revenues;
•our dependence on the success of our top products;
•our ability to complete acquisitions and divestitures and to successfully integrate the businesses we acquire;
•our ability to implement our business strategies or achieve targeted cost efficiencies and gross margin improvements;
•manufacturing problems and capacity imbalances, including at our contract manufacturers;
•fluctuations in inventory levels in our distribution channels;
•risks related to the use of artificial intelligence (AI) in our business;
•our dependence on sophisticated information technology systems and infrastructure, including the use of third-party, cloud-based technologies, and the impact of outages or breaches of the information technology systems and infrastructure we rely on;
•the impact of weather conditions, including those related to climate change, and the availability of natural resources;
•demand, supply and operational challenges associated with the effects of a human disease outbreak, epidemic, pandemic or other widespread public health concern;
•the loss of key personnel or highly skilled employees;
•adverse effects of labor disputes, strikes and/or work stoppages;
•the effect of our substantial indebtedness on our business, including restrictions in our debt agreements that limit our operating flexibility and changes in our credit ratings that lead to higher borrowing expenses and may restrict access to credit;
•changes in interest rates that may adversely affect our earnings and cash flows;
•risks related to the write-down of goodwill or identifiable intangible assets;
•the lack of availability or significant increases in the cost of raw materials;
•risks related to our presence in foreign markets;
•risks related to currency rate fluctuations;
•risks related to underfunded pension plan liabilities;
•our current plan not to pay dividends and restrictions on our ability to pay dividends;
•the potential impact that actions by activist shareholders could have on the pursuit of our business strategies;
•risks related to tax expense or exposure;
•actions by regulatory bodies, including as a result of their interpretation of studies on product safety;
•the possible slowing or cessation of acceptance and/or adoption of our farm animal sustainability initiatives;

•the impact of increased regulation or decreased governmental financial support related to the raising, processing or consumption of farm animals;
•risks related to the modification of foreign trade policy;
•the impact of litigation, regulatory investigations, and other legal matters, including the risk to our reputation and the risk that our insurance policies may be insufficient to protect us from the impact of such matters;
•challenges to our intellectual property rights or our alleged violation of rights of others;
•misuse, off-label or counterfeiting use of our products;
•unanticipated safety, quality or efficacy concerns and the impact of identified concerns associated with our products;
•insufficient insurance coverage against hazards and claims;
•compliance with privacy laws and security of information; and
•risks related to environmental, health and safety laws and regulations.
For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company’s latest Form 10-K and Form 10-Qs filed with the Securities and Exchange Commission. Although we have attempted to identify important risk factors, there may be other risk factors not presently known to us or that we presently believe are not material that could cause actual results and developments to differ materially from those made in or suggested by the forward-looking statements contained in this press release. If any of these risks materialize, or if any of the above assumptions underlying forward-looking statements prove incorrect, actual results and developments may differ materially from those made in or suggested by the forward-looking statements contained in this press release. We caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements that are included elsewhere in this press release. Any forward-looking statement made by us in this press release speaks only as of the date thereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or to revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should be viewed as historical data.
Use of Non-GAAP Financial Measures:
We use non-GAAP financial measures, such as revenue growth excluding the impact of divestitures and foreign exchange rate effects, EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted EPS, adjusted gross profit, adjusted gross margin, net debt and net debt leverage to assess and analyze our operational results and trends as explained in more detail in the reconciliation tables later in this release.
We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported U.S. generally accepted accounting principles (GAAP) financial measures are included in the tables accompanying this press release and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or divestiture or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not, be viewed as substitutes for GAAP reported measures. We encourage investors to review our unaudited consolidated financial statements in their entirety and caution investors to use GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Availability of Certain Information
We use our website to disclose important company information to investors, customers, employees and others interested in Elanco. We encourage investors to consult our website regularly for important information about Elanco, including an Investor Overview presentation containing a general overview of the business, which can be found in the Events and Presentations page of our website.

Additional Information
We define innovation revenue as revenue from new products, lifecycle management and certain geographic expansions and business development transactions that is incremental in reference to product revenue in 2020 and does not include the expected impact of cannibalization on the base portfolio.
We define constant currency revenue growth as revenue growth excluding the impact of foreign exchange rates. We define organic constant currency revenue growth as revenue growth excluding revenue from the aqua business, which we divested July 9, 2024.

Elanco Animal Health Incorporated
Unaudited Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$1,030	$1,068	$3,419	$3,382
Costs, expenses and other:
Cost of sales	492	487	1,502	1,415
Research and development	87	86	263	248
Marketing, selling and administrative	323	313	1,014	993
Amortization of intangible assets	133	140	397	410
Asset impairment, restructuring and other special charges	17	16	143	91
Goodwill impairment	—	1,042	—	1,042
Gain on divestiture	(640)	—	(640)	—
Interest expense, net of capitalized interest	58	72	189	210
Other expense, net	1	9	12	41
Income (loss) before income taxes	$559	$(1,097)	$539	$(1,068)
Income tax expense (benefit)	195	(1)	193	22
Net income (loss)	$364	$(1,096)	$346	$(1,090)
Earnings (loss) per share:
Basic	$0.74	$(2.22)	$0.70	$(2.21)
Diluted	$0.73	$(2.22)	$0.70	$(2.21)
Weighted-average shares outstanding:
Basic	494.3	492.7	493.9	492.1
Diluted	497.7	492.7	496.9	492.1

Elanco Animal Health Incorporated
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information
(Unaudited)
(Dollars and shares in millions, except per share data)
We define adjusted gross profit as total revenue less adjusted cost of sales and adjusted gross margin as adjusted gross profit divided by total revenue.
We define adjusted net income as net income excluding amortization of intangible assets, purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sale of assets and related costs, facility exit costs, tax valuation allowances and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items.
We define adjusted EBITDA as net income adjusted for interest expense (income), which includes debt extinguishment losses, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, acquisition and divestiture-related charges, including integration and separation costs, severance, goodwill and other asset impairments, gains on sale of assets and related costs, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations.
We define adjusted EPS as adjusted net income divided by the number of weighted-average shares outstanding for the periods ended September 30, 2024 and 2023.
We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define net debt as gross debt less cash and cash equivalents on the balance sheet. We define the net leverage ratio as net debt divided by trailing twelve month adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio.
The following is a reconciliation of GAAP Reported for the three months ended September 30, 2024 and 2023, to selected Non-GAAP adjusted information:

	Three months ended September 30, 2024			Three months ended September 30, 2023
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales	$492	$—	$492	$487	$1	$486
Amortization of intangible assets	133	133	—	140	140	—
Asset impairment, restructuring and other special charges (1)	17	17	—	16	16	—
Goodwill impairment	—	—	—	1,042	1,042	—
Gain on divestiture	(640)	(640)	—	—	—	—
Interest expense, net of capitalized interest (2)	58	12	46	72	—	72
Other expense, net (3)	1	—	1	9	6	3
Income (loss) before taxes	559	(478)	81	(1,097)	1,205	108
Income tax expense (benefit) (4)	195	180	15	(1)	(19)	18
Net income (loss)	$364	$(298)	$66	$(1,096)	$1,186	$90
Earnings (loss) per share:
basic	$0.74	$(0.61)	$0.13	$(2.22)	$2.40	$0.18
diluted	$0.73	$(0.60)	$0.13	$(2.22)	$2.40	$0.18
Adjusted weighted average shares outstanding:
basic	494.3	494.3	494.3	492.7	492.7	492.7
diluted	497.7	497.7	497.7	492.7	494.4	494.4
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses adjusted (i.e., "non-GAAP") financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to certain GAAP reported measures for the three months ended September 30, 2024 and 2023, include the following:
(1)Adjustments of $17 million for the three months ended September 30, 2024, principally reflected $15 million of asset impairments tied to the financial difficulties of our contract manufacturing supply partner, TriRx, the largest of which was a $12 million impairment of a contract asset related to a favorable supply agreement. Adjustments of $16 million for the three months ended September 30, 2023, related to charges associated with integration efforts and external costs related to the acquisition of Bayer Animal Health ($11 million) and the write-down of certain indefinite-lived intangible assets primarily due to increases in discount rates ($5 million).
(2)Adjustments of $12 million for the three months ended September 30, 2024, were attributable to the write-off of previously deferred financing costs associated with our term loan debt, given accelerated principal repayments made during the three months ended September 30, 2024.
(3)Adjustments of $6 million for the three months ended September 30, 2023, primarily related to increases in contingent consideration payable to NutriQuest, as well as the impact of hyperinflationary accounting related to Turkey.
(4)Adjustments of $180 million for the three months ended September 30, 2024, represented the income tax expense associated with the adjusted items discussed above, particularly the gain on divestiture ($171 million). Adjustments of $19 million for the three months ended September 30, 2023, primarily represented the income tax expense associated with the adjusted items discussed above.

	Three Months Ended September 30,
	2024	2023
As reported diluted EPS	$0.73	$(2.22)
Amortization of intangible assets	0.27	0.29
Asset impairment, restructuring and other special charges	0.04	0.03
Goodwill impairment	—	2.11
Gain on divestiture	(1.29)	—
Interest expense, net of capitalized interest	0.02	—
Other expense, net	—	0.01
Subtotal	(0.96)	2.44
Tax impact of adjustments	0.36	(0.04)
Total adjustments to diluted EPS	$(0.60)	$2.40

Adjusted diluted EPS (1)	$0.13	$0.18
Numbers may not add due to rounding.
(1)     Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

The following is a reconciliation of GAAP Reported for the nine months ended September 30, 2024 and 2023, to Selected Non-GAAP Adjusted information:

	Nine Months Ended September 30, 2024			Nine Months Ended September 30, 2023
	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)	GAAP Reported	Adjusted Items (b)	Non-GAAP (a)
Cost of sales	$1,502	$—	$1,502	$1,415	$2	$1,413
Amortization of intangible assets	397	397	—	410	410	—
Asset impairment, restructuring and other special charges (1)	143	143	—	91	91	—
Goodwill impairment	—	—	—	1,042	1,042	—
Gain on divestiture	(640)	(640)	—	—	—	—
Interest expense, net of capitalized interest (2)	189	12	177	210	—	210
Other expense, net (3)	12	4	8	41	25	16
Income (loss) before taxes	539	(84)	455	(1,068)	1,570	502
Income tax expense (benefit) (4)	193	118	75	22	(80)	102
Net income (loss)	$346	$34	$380	$(1,090)	$1,490	$400
Earnings (loss) per share:
basic	$0.70	$0.07	$0.77	$(2.21)	$3.03	$0.81
diluted	$0.70	$0.06	$0.76	$(2.21)	$3.02	$0.81
Adjusted weighted-average shares outstanding:
basic	493.9	493.9	493.9	492.1	492.1	492.1
diluted	496.9	496.9	496.9	492.1	493.4	493.4
Numbers may not add due to rounding.
The table above reflects only line items with non-GAAP adjustments.
(a)The company uses adjusted (i.e., "non-GAAP") financial measures that differ from financial statements reported in conformity with GAAP. The company believes these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the company’s ongoing operations. They can also assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.
(b)Adjustments to certain GAAP reported measures for the nine months ended September 30, 2024 and 2023, include the following:
(1)Adjustments of $143 million for the nine months ended September 30, 2024, principally included impairment charges of $53 million related to a pet health IPR&D asset (IL-4R) during the second quarter of 2024 and the aforementioned $15 million of asset impairments tied to the financial difficulties of our contract manufacturing supply partner, TriRx, $45 million of costs associated with our restructuring plan announced in February 2024 and $17 million of transaction costs related to the sale of our aqua business. Adjustments of $91 million for the nine months ended September 30, 2023, related to charges associated with the integration efforts and external costs related to the acquisition of Bayer Animal Health and the write-down of certain indefinite-lived intangible assets described above.
(2)Adjustments of $12 million for the nine months ended September 30, 2024, were attributable to the write-off of previously deferred financing costs associated with our Term Loan, given accelerated principal repayments made during the current period.
(3)Adjustments of $4 million for the nine months ended September 30, 2024, primarily consisted of foreign currency exchange losses and mark-to-market adjustments. Adjustments of $25 million for the nine months ended September 30, 2023, primarily related to a settlement charge of $15 million for a potential settlement of the Seresto class action lawsuits, the impact of hyperinflationary accounting in Turkey ($6 million) and increases in contingent consideration payable to NutriQuest ($4 million).
(4)Adjustments of $118 million for the nine months ended September 30, 2024, represented the income tax expense associated with the adjusted items discussed above, particularly the gain on divestiture ($171 million). Adjustments of $80 million for the nine months ended September 30, 2023, represented the income tax expense associated with the adjusted items discussed above, partially offset by an increase in the valuation allowance recorded against our deferred tax assets during the period ($14 million).

	Nine Months Ended September 30,
	2024	2023
As reported diluted EPS	$0.70	$(2.21)
Cost of sales	—	0.01
Amortization of intangible assets	0.80	0.83
Asset impairment, restructuring and other special charges	0.29	0.18
Goodwill impairment	—	2.11
Gain on divestiture	(1.29)	—
Interest expense, net of capitalized interest	0.02	—
Other expense, net	0.01	0.05
Subtotal	(0.17)	3.18
Tax impact of adjustments (1)	0.23	(0.16)
Total Adjustments to diluted EPS	$0.06	$3.02

Adjusted diluted EPS (2)	$0.76	$0.81
Numbers may not add due to rounding.
(1)2023 includes a favorable adjustment relating to the increase in the valuation allowance recorded against our deferred tax assets (impact of $0.03 per share).
(2)Adjusted diluted EPS is calculated as the sum of as reported diluted EPS and total adjustments to diluted EPS.

For the periods presented, we have not made adjustments for all items that may be considered unrelated to our long-term operations. We believe adjusted EBITDA, when used in conjunction with our results presented in accordance with GAAP and its reconciliation to net income (loss), enhances investors' understanding of our performance, valuation and prospects for the future. We also believe adjusted EBITDA is a measure used in the animal health industry by analysts as a valuable performance metric for investors. The following is a reconciliation of GAAP net income (loss) for the three and nine months ended September 30, 2024 and 2023, to EBITDA, adjusted EBITDA and adjusted EBITDA Margin, which is adjusted EBITDA divided by total revenue, for the respective periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Reported net income (loss)	$364	$(1,096)	$346	$(1,090)
Net interest expense	58	72	189	210
Income tax expense (benefit)	195	(1)	193	22
Depreciation and amortization	169	173	498	523
EBITDA	$786	$(852)	$1,226	$(335)
Non-GAAP adjustments:
Cost of sales	$—	$1	$—	$2
Asset impairment, restructuring and other special charges	17	16	143	91
Goodwill impairment	—	1,042	—	1,042
Gain on divestiture	(640)	—	(640)	—
Other expense, net	—	6	4	25
Accelerated depreciation and amortization (1)	—	—	—	(10)
Adjusted EBITDA	$163	$214	$733	$814
Adjusted EBITDA margin	15.8%	20.0%	21.4%	24.1%
Numbers may not add due to rounding.
(1) Represents depreciation and amortization of certain assets that was accelerated and became fully depreciated and amortized by June 30, 2023. This amount must be added back to arrive at adjusted EBITDA because it is included in asset impairment, restructuring and other special charges but has already been excluded from EBITDA in the "Depreciation and amortization" row above.

The following is a reconciliation of gross debt to net debt as of September 30, 2024:

Long-term debt	$4,313
Current portion of long-term debt	44
Less: Unamortized debt issuance costs	(30)
Total gross debt	4,387
Less: Cash and cash equivalents	490
Net Debt	$3,897

The following is a reconciliation of the impact per share from the gain on divestiture:

Gain on divestiture	$(640)
Tax impact of gain on divestiture	171
Impact of gain on divestiture, net of tax	(469)
Per share impact of gain on divestiture, net of tax (1)	$(0.94)
Numbers may not add due to rounding.
(1) Per share impact of the gain on divestiture, net of tax is calculated by gain on divestiture, net of tax divided by the diluted adjusted weighted average shares outstanding for the three months ended September 30, 2024.

Elanco Animal Health Incorporated
Guidance

Reconciliation of 2024 full year reported EPS guidance to 2024 adjusted EPS guidance is as follows:

	Full Year 2024 Guidance
Reported earnings per share	$0.58	to	$0.64
Amortization of intangible assets	Approx. $1.06
Asset impairment, restructuring and other special charges	$0.29	to	$0.31
Gain on divestiture	Approx. $(1.28)
Other expense, net	Approx. $0.04
Subtotal	$0.11	to	$0.13
Tax impact of adjustments	$0.19	to	$0.20
Total adjustments to EPS	$0.31	to	$0.32
Adjusted earnings per share(1)	$0.89	to	$0.95
Numbers may not add due to rounding.
(1) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.

Reconciliation of 2024 full year reported net income to 2024 adjusted EBITDA guidance is as follows:

$ millions	Full Year 2024 Guidance
Reported net income	$286	to	$317
Net interest expense	Approx. $235
Income tax expense	$190	to	$199
Depreciation and amortization	Approx. $660
EBITDA	$1,373	to	$1,413
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $155
Gain on divestiture	Approx. $(640)
Other income, net	Approx. $5
Adjusted EBITDA	$900	to	$930
Adjusted EBITDA margin	20.4%	to	20.9%

Reconciliation of 2024 fourth quarter reported EPS guidance to 2024 fourth quarter adjusted EPS guidance is as follows:

	Fourth Quarter 2024 Guidance
Reported loss per share	$(0.12)	to	$(0.06)
Amortization of intangible assets	Approx. $0.26
Asset impairment, restructuring and other special charges (1)	$0.02	to	$0.03
Subtotal	$0.28	to	$0.29
Tax impact of adjustments	$(0.05)	to	$(0.04)
Total adjustments to EPS	$0.24	to	$0.25
Adjusted earnings per share (2)	$0.13	to	$0.18
Numbers may not add due to rounding.
(1) Asset impairment, restructuring and other special charges adjustments primarily relate to costs associated with the divestiture of our aqua business and charges related to the restructuring plan announced in February 2024.
(2) Adjusted EPS is calculated as the sum of reported EPS and total adjustments to EPS.
Reconciliation of 2024 fourth quarter reported net loss to Reconciliation of 2024 fourth quarter adjusted EBITDA guidance is as follows:

$ millions	Fourth Quarter 2024 Guidance
Reported net loss	$(59)	to	$(32)
Net interest expense	Approx. $50
Income tax expense (provision)	$(1)	to	$8
Depreciation and amortization	Approx. $165
EBITDA	$151	to	$187
Non-GAAP adjustments
Asset impairment, restructuring and other special charges	Approx. $10
Adjusted EBITDA	$167	to	$197
Adjusted EBITDA margin	16.7%	to	19.1%